Exhibit 99.1

NEWS RELEASE

Contacts:	Commerce Energy Group, Inc.
C. Douglas Mitchell
Interim Chief Financial Officer
714-259-2500

PondelWilkinson Inc.
Robert Jaffe/Roger Pondel
310-279-5980
investor@pondel.com

COMMERCE ENERGY REDUCES WORKFORCE BY 31%

COSTA MESA, CA – June 3, 2008 – As part of a company-wide restructuring plan under its new senior management team, Commerce Energy Group, Inc. (Amex: EGR), a U.S. electricity and natural gas marketing company, today announced it will eliminate approximately 80 jobs, or about 31% of its workforce,  throughout the organization.

As part of the restructuring, the company will exit its energy consulting business, Skipping Stone, Inc., and close its offices in Houston and Boston, used primarily by Skipping Stone.  The company also will significantly downsize its Irving, Texas office.  To implement the exit of its energy consulting business, the company entered into an agreement with the former president of Skipping Stone to sell substantially all of the assets of Skipping Stone, including its name, for a nominal amount of cash and the assumption of substantially all of its liabilities (valued at approximately $300,000), including the assumption of the Boston lease.

The workforce reduction is expected to generate more than $5.0 million in annualized pre-tax cost savings. The company expects to record related restructuring charges estimated to range from between $575,000 to $650,000 in the fourth quarter of the fiscal year ending July 31, 2008.  The restructuring charges include approximately $500,000 of severance payments and termination costs, along with lease termination and related facilities closing expenses.

In connection with the preparation of its financial statements for its third quarter ended April 30, 2008, the company expects to record a $1.4 million asset and goodwill impairment charge related to Skipping Stone in the third quarter of the fiscal year ending July 31, 2008.

“The workforce reduction and office closures represent the first major step in a broader initiative and transformation that is aimed at significantly streamlining our operations, returning the company to profitability and positioning it for growth,” said Gregory L. Craig, who joined Commerce Energy in February 2008 as chairman and chief executive officer. “Our plan calls for centralizing all core functions at our Orange County, California headquarters, which, we believe, will enable us to operate more efficiently with greater controls and offer improved customer service.

“While it is always difficult to cut staff, especially when loyal, talented people are involved, many of the jobs eliminated were duplicative in nature,” Craig said. “The cuts were necessary to better align costs with current revenue levels and to eliminate those positions that were not contributing significantly to the efficiency and potential growth of the company.”

About Commerce Energy Group

Commerce Energy Group is a leading independent U.S. electricity and natural gas marketing company. Its principal operating subsidiary, Commerce Energy, Inc., is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity and serves homeowners, commercial and industrial consumers and institutional customers. For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements

Except for historical information contained in this release, certain statements in this release, including those of Mr. Craig, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The company intends that all such statements be subject to the “safe harbor” provisions contained in those sections.  These statements include, but are not limited to, the company’s estimates regarding the restructuring charges and the impairment charges, estimates regarding the implementation of the company’s cost reduction measures and other forward-looking statements.   Many important factors may cause the company’s actual results to differ from those discussed in any such forward-looking statements, including higher than expected attrition of company personnel; the success and effects  of the company’s realignment of corporate and regional functions and how effective the company is in its implementation of new strategies; the volatility of the energy market; higher than expected attrition of, and/or unforeseen operating difficulties relating to, customer accounts, the volatility of the energy markets, competition, operating hazards, uninsured risks, the failure of performance by suppliers and transmitters; changes in general economic conditions and seasonal weather or force majeure events that adversely affect electricity or natural gas supply or infrastructure; decisions by energy suppliers requiring the company to post additional collateral for energy purchases; uncertainties in the capital or debt markets should the company seek to raise additional capital or debt; uncertainties arising from federal and state proceedings regarding the 2000-2001 California energy crisis; accounts receivable collection issues caused by unfavorable changes in regulations or economic trends, increased or unexpected competition, adverse state or federal legislation or regulation, or adverse determinations by regulators; and other risks and uncertainties described in the company’s other filings with the U.S. Securities and Exchange Commission.  Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, the company cannot assure that the results contemplated in forward-looking statements will be realized in the timeframe anticipated or at all.  In light of the uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the company’s objectives or plans will be achieved.  Accordingly, investors are cautioned not to place undue reliance on our forward-looking statements.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  New factors emerge from time to time, and it is not possible for management to predict all such factors.

# # #